Exhibit 10.21

Warrant Cancellation Agreement

This Warrant Cancellation Agreement (this “Agreement”), dated as of February 14, 2024 (the “Effective Date”), by and between TPHS Lender LLC, a Delaware limited liability company (the “Warrantholder”) and Trinity Place Holdings Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to those terms in the Stock Purchase Agreement (as defined below).

Recitals

WHEREAS, Warrantholder is a party to that certain Stock Purchase Agreement, dated as of January 5, 2024 (as amended, the “Stock Purchase Agreement”), by and between the Company, Warrantholder and TPHS Investor LLC, a Delaware limited liability company; and

WHEREAS, pursuant to the terms and conditions of the Stock Purchase Agreement, the Warrantholder has agreed to the cancellation of all warrants under that certain Warrant Agreement, dated as of December 19, 2019, between the Company and the Warrantholder, as amended by the Amendment to Warrant Agreement, dated as of December 22, 2020, between the Company and the Warrantholder, and the Second Amendment to Warrant Agreement, dated as of June 15, 2023, between the Company and the Warrantholder (the “Warrants”).

NOW THEREFORE, for good and valuable consideration (including the consideration described in the Stock Purchase Agreement), the parties hereto hereby agree as follows:

1.Warrant Cancellation. Effective as the date hereof, the Warrants are cancelled and retired, and all rights and obligations of the Warrantholder and the Company with respect thereto are terminated and released, and the Warrants shall hereafter no longer be exercisable.

2.Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to conflicts of laws principles thereof.

3.Further Actions. Each party, at the reasonable request of the other party hereto, agrees to execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting the transactions contemplated by this Agreement.

4.Successors and Assigns. This Assignment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

5.Counterparts. This Agreement may be executed in multiple counterparts (including by means of facsimile or electronically transmitted (including in .pdf or .tif formats) signature pages), all of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

TPHS LENDER LLC

By: Midtown Acquisitions GP LLC, its Manager

By:	/s/ Joshua D. Morris
Name:	Joshua D. Morris
Title:	Manager

TRINITY PLACE HOLDINGS INC.

By:	/s/ Steven Kahn
Name:	Steven Kahn
Title:	Chief Financial Officer

Signature Page to Warrant Cancellation Agreement